EXHIBIT 99.2

Blum Holdings, Announces Future Trading as BLMH; Currently Trades as UNRVD Following Reorganization and Reverse Stock Split

SANTA ANA, Calif., Jan. 16, 2023 (GLOBE NEWSWIRE) – Blum Holdings, Inc. (OTCQB: UNRVD) (“Company,” “we” or “us”), a cannabis company with operations throughout California, following the announcement of its strategic reorganization and reverse stock split also announces that pursuant to FINRA regulations and practice, the new symbol for trading will be OTCQB:UNRVD for a period of 20 business days, after which the ticker symbol will automatically change to “BLMH”. The corporate actions effecting the reorganization and split took effect at the open of business on 1/16.

About Unrivaled Brands

Unrivaled Brands is a company focused on the cannabis sector with operations in California. Unrivaled Brands operates four dispensaries and direct-to-consumer delivery, and several leading company-owned brands. Korova, an Unrivaled brand, is known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://unrivaledbrands.com.

Cautionary Note Regarding Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Forward-looking information in this news release includes statements regarding the growth of the Company’s business as a result of the reorganization merger. Such forward-looking statements are based on the Company’s current expectations based on information currently available and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Such risks may include, among others, the risk that the Company will not achieve the anticipated benefits of the reorganization merger or the reverse stock split. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission (the “SEC”). Forward-looking statements included in this press release are based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contact:

Jason Assad

LR Advisors LLC.

jassad@unrivaledbrands.com

678-570-6791